Exhibit 99.1

For Immediate Release

MARC HUFFMAN, CLOUD ACCOUNTING SOFTWARE VETERAN,
JOINS BLACKLINE AS CHIEF OPERATING OFFICER

Former NetSuite executive joins financial automation software provider’s senior management team to oversee worldwide sales and customer-facing organizations

LOS ANGELES – Feb. 15, 2018 – Cloud accounting software veteran Marc Huffman has joined BlackLine, Inc. (Nasdaq: BL) as chief operating officer.  Mr. Huffman comes to BlackLine from global cloud ERP and accounting software leader NetSuite (NYSE: ORCL).  As COO, Huffman will be responsible for leading BlackLine’s worldwide sales and customer-facing organizations as the financial automation software provider enters its next phase of growth and continues to transform the way finance and accounting departments work.

“Marc has an exceptional track record in precisely our industry, SaaS accounting software, and has experienced growth from $3 million to over $1 billion annually,” Therese Tucker, BlackLine CEO, said. “His expertise in selling cloud software into new markets around the world will be invaluable to our growth trajectory over the longer term.”

Prior to joining BlackLine, Huffman served as president of Worldwide Sales and Distribution at NetSuite.  A seasoned sales executive in the high-tech industry, Huffman has more than 20 years of experience leading sales teams and driving growth at fast-growing software companies.  During his more than 10-year tenure at NetSuite, he was one of the main drivers for global sales, leading the company’s field sales expansion into strategic geographic locations.  Huffman joined NetSuite from Oracle, where he was a director of sales, responsible for sales in Canada and the central United States for seven years.  Huffman also sits on the Board for cloud e-commerce provider ChannelAdvisor.

“It feels great to join an organization with such strong leadership and innovative products, and that is truly changing the way accounting is done – but what strikes me most about BlackLine is the commitment to customers,” Huffman said.  “BlackLine is not just a pioneer of financial process automation but also as a software company that continues to successfully scale and yet still takes care of its customers.  You just don’t see this typically in the software industry.  This is something special.”

About BlackLine
BlackLine is a provider of cloud-based solutions that transform Finance and Accounting (F&A) by automating, centralizing and streamlining financial close operations, intercompany accounting processes and other key F&A processes for large and midsize organizations.  Designed to complement virtually all ERP and other financial systems including SAP, Oracle and NetSuite, BlackLine increases operational efficiency, real-time visibility, control and compliance to ensure end-to-end financial close management and accounting automation from within a single, unified cloud platform.

Enabling customers to move beyond outdated processes and point solutions to a Continuous Accounting model, in which real-time automation, controls and period-end tasks are embedded within day-to-day activities, BlackLine helps companies modernize accounting operations with intelligent automation, ensuring more accurate and insightful financial statements and a more efficient financial close.  More than 2,200 companies with users in over 150 countries around the world trust BlackLine to help ensure balance sheet integrity and confidence in their financial statements.

BlackLine is recognized by Gartner as a Leader in its 2017 Magic Quadrant for Cloud Financial Corporate Performance Management (FCPM) and as a pioneer in the cloud market for enhanced financial control and automation of FCPM.

Based in Los Angeles, BlackLine also has regional headquarters in London, Singapore and Sydney. For more information, please visit www.blackline.com.

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Media Contact:
Ashley Dyer
Sr. PR Manager
BlackLine
818-936-7166
ashley.dyer@blackline.com